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As filed with the Securities and Exchange Commission on November 12, 2002.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8/S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BEAZER HOMES USA, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	54-2086934 (IRS Employer Identification No.)
5775 Peachtree Dunwoody Road, Suite B-200 Atlanta, Georgia (Address of Principal Executive Offices)	30342 (Zip Code)

BEAZER HOMES USA, INC.
AMENDED AND RESTATED 1999 STOCK INCENTIVE PLAN
AMENDED AND RESTATED 1994 STOCK INCENTIVE PLAN

Ian J. McCarthy
President and Chief Executive Officer
Beazer Homes USA, Inc.
5775 Peachtree Dunwoody Road, Suite B-200
Atlanta, Georgia 30342
(Name and address of agent for service)

 (404) 250-3420
(Telephone number, including area code, of agent for service)	Please address a copy of all communications to: Elizabeth H. Noe Paul, Hastings, Janofsky & Walker LLP Suite 2400 600 Peachtree Street, N.E. Atlanta, Georgia 30308-2222 Telephone: 404-815-2287

        Approximate date of commencement of proposed sale to public:    By Beazer Homes USA, Inc., in accordance with the terms of the Amended and Restated 1999 Stock Incentive Plan and Amended and Restated 1994 Stock incentive Plan after the effective date of this Registration Statement. By the selling stockholders, from time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (1)(3)

Common Stock $0.01 Par Value Per Share	2,875,000	$62.15	$43,505,000	$4,003
Preferred Stock Purchase Rights (3)	2,875,000

(1)
2,175,000 shares of Common Stock of the Registrant were previously registered pursuant to the Registrant's Registration Statement on Form S-8/S-3, Registration No. 333-69398 with respect to the Beazer Homes USA, Inc. 1999 Stock Incentive Plan and Amended and Restated 1994 Stock Incentive Plan (the "2001 Registration Statement"). The 2001 Registration Statement included 675,000 shares of Common Stock which had been previously registered pursuant to the Registrant's Registration Statement on Form S-8/S-3, Registration No. 333-24765, relating to the 1994 Stock Incentive Plan (the "1997 Registration Statement"). The 1999 Stock Incentive Plan is now known as the Amended and Restated 1999 Stock Incentive Plan. The Registrant paid a filing fee of $30,657 in connection with the registration of its Common Stock pursuant to the 2001 Registration Statement and of $2,669 in connection with the registration of its Common Stock for the 1994 Stock Incentive Plan pursuant to the 1997 Registration Statement. The distribution of such shares has not been completed. The Registrant has amended the Amended and Restated 1999 Stock Incentive Plan since the filing of the 2001 Registration Statement to increase the number of shares available for issuance thereunder. This registration statement on Form S-8/S-3 is filed to register an additional 700,000 shares of Common Stock with respect to the Amended and Restated 1999 Stock Incentive Plan. In accordance with General Instruction E to Form S-8, the Registrant incorporates by reference the contents of the 2001 Registration Statement, filed on September 14, 2001, and of the 1997 Registration Statement, filed on April 17, 1997. Upon a stock split, stock dividend or similar transaction in the future and during the effectiveness of this Registration Statement involving Common Stock of the Registrant, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended.
(2)
Estimated solely for the purpose of calculating the amount of the registration fee in accordance with General Instruction E to Form S-8 and Rule 457(h)(1) under the Securities Act of 1933, as amended. The offering price is calculated pursuant to Rule 457(c) based on the average of the high and low sales prices ($62.15 per share) of the Common Stock of the Registrant on the New York Stock Exchange on November 8, 2002.
(3)
Rights are attached to and trade with the Common Stock of the Registrant. Value attributable to such Rights, if any, is reflected in the market price of the Common Stock; therefore, no additional registration fee is required.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

  *
  Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PROSPECTUS

Beazer Homes USA, Inc.
Up to 2,875,000 Shares of
Common Stock

        The stockholders of Beazer identified in this prospectus may offer and resell the shares from time to time, for their own accounts. See "Selling Stockholders." The selling stockholders have acquired or may acquire the shares pursuant to the terms of the Beazer Amended and Restated 1999 Stock Incentive Plan or the Beazer Amended and Restated 1994 Stock Incentive Plan.

        The selling stockholders will receive all of the net proceeds from the sale of the shares. These stockholders will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. Beazer will not receive any proceeds from the sale of the shares. The selling stockholders may offer their Beazer stock through public or private transactions, at prevailing market prices or at privately negotiated prices. Such future prices are not currently known.

        Beazer common stock is reported on the New York Stock Exchange under the symbol "BZH." On November 8, 2002, the last reported sale price of the common stock was $60.60 per share.

        You should carefully consider the "Risk Factors" beginning on page 4 of this prospectus before purchasing any of the Common Stock.

        These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 12, 2002.

TABLE OF CONTENTS

FORWARD-LOOKING INFORMATION	1
THE COMPANY	3
RISK FACTORS	4
USE OF PROCEEDS	9
SELLING STOCKHOLDERS	10
PLAN OF DISTRIBUTION	12
LEGAL MATTERS	12
EXPERTS	12
WHERE TO FIND MORE INFORMATION ABOUT BEAZER	12
INCORPORATION OF DOCUMENTS BY REFERENCE	13

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional or different information from that contained in the prospectus. If anyone provides you with additional or different information, you should not rely on it. The selling stockholders are offering to sell, and seeking offers to buy, shares of Beazer's common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of the shares.

        In this prospectus, unless indicated otherwise, "Beazer," "we," "us," and "our," refer to Beazer Homes USA, Inc. and its subsidiaries.

FORWARD-LOOKING INFORMATION

        On one or more occasions, we may make statements regarding our assumptions, projections, expectation, targets, intentions or beliefs about future events. All statements other than statements of historical facts included or incorporated by reference in this prospectus, including, without limitation, the statements under "Summary" and "Risk Factors" and located elsewhere in this prospectus or incorporated by reference herein relating to expectations of future financial performance, continued growth, changes in economic conditions or capital markets and changes in customer usage patterns and preference, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act").

        Words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," "will likely result," "will continue" or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and we believe such statements are based on reasonable assumptions, including without limitation, management's examination of historical operating trends, data contained in records and other data available from third parties, we cannot assure you that our projections will be achieved.

        In addition to the other factors and matters discussed elsewhere in our quarterly, annual and current reports that we file with the SEC, and which are incorporated by reference into this prospectus, some important factors that could cause actual results or outcomes for us to differ materially from those discussed in forward-looking statements include:

  •
  economic changes nationally or in our local markets;

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  volatility of mortgage interest rates and inflation;

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  increased competition;

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  shortages of skilled labor or raw materials used in the production of houses;

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  increased land development costs on projects under development;

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  availability and cost of general liability and other types of insurance to manage risks;

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  any delays in reacting to changing consumer preference in home design;

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  terrorist acts and other acts of war;

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  change in consumer confidence;

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  difficulty of integrating acquired operations with our business;

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  delays or difficulties in implementing initiatives to reduce production and overhead cost structure;

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  delays in land development or home construction resulting from adverse weather conditions;

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  potential delays or increased costs in obtaining necessary permits as a result of changes to laws, regulations or governmental policies; or

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  other factors over which we have little or no control.

        Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all such factors.

THE COMPANY

        We design, sell and build single family homes in the Southeast, West, Central, Mid-Atlantic and Midwest regions of the United States and, based on home closings, are one of the six largest builders of single family homes in the nation. Our Southeast region includes Florida, Georgia, North Carolina, South Carolina and Tennessee; our West region includes Arizona, California, Colorado and Nevada; our Central region includes Texas; our Mid-Atlantic region includes Maryland, New Jersey, Pennsylvania and Virginia; and our Midwest region includes Indiana, Kentucky and Ohio.

        We design our homes to appeal primarily to entry-level and first-time move-up homebuyers. Our objective is to provide homes to our customers that incorporate quality and value while seeking to maximize our return on invested capital. To achieve this objective, we have developed a business strategy which focuses on the following elements:

          Geographic Diversity and Growth Markets. We compete in a large number of geographically diverse markets in an attempt to reduce our exposure to any particular regional economy. Most of the markets in which we operate have experienced significant population growth in recent years. In our markets, we build homes in a variety of projects, typically with fewer than 150 homesites.

          Quality Homes for Entry-Level and First Move-Up Home Buyers. We seek to maximize customer satisfaction by offering homes which incorporate quality materials, distinctive design features, convenient locations and competitive prices. We focus on entry-level and first time move-up buyers because we believe they represent the largest segment of the homebuilding market. During our fiscal year ended September 30, 2002, the average sales price of our homes was approximately $190,800.

          Additional Products and Services for Homebuyers. In order to maximize our profitability and provide our customers with the additional products and services that they desire, we have incorporated design centers and mortgage origination operations into our business. Recognizing that homebuyers want to choose certain components of their new home, we offer limited customization through the use of design centers in most of our markets. These design centers allow the homebuyer to select certain non-structural customizations for their homes such as cabinetry, flooring, fixtures, appliances and wallcoverings. Additionally, recognizing the homebuyer's desire to simplify the financing process, we originate mortgages on behalf of our customers through certain of our subsidiaries. These subsidiaries originate, process and broker mortgages to third party investors but do not retain or service the mortgages that they broker. We also arrange title insurance for our homebuyers in many of our markets.

          Decentralized Operations with Experienced Management. We believe our in-depth knowledge of our local markets enables us to better serve our customers. Our local managers, who have significant experience in both the homebuilding industry and the markets that they serve, are responsible for operating decisions regarding design, construction and marketing. We combine these decentralized operations with a centralized corporate-level management which controls decisions regarding overall strategy, land acquisitions and financial matters.

          Conservative Land Policies. We seek to maximize our return on capital by limiting our investment in land and by focusing on inventory turnover. To implement this strategy and to reduce the risks associated with investments in land, we use options to control land whenever possible. In addition, we do not speculate in land that is not generally subject to entitlements providing basic development rights to the owner.

          Value Created. We evaluate our financial performance and the financial performance of our operations using Value Created, a variation of economic profit or economic value added. Value Created measures the extent to which we exceed our cost of capital. It is calculated as earnings before interest and taxes (EBIT) less a charge for all of the capital employed multiplied by our estimate of our minimum weighted average cost of capital (currently 14%). Most of our employees receive incentive compensation based upon a combination of Value Created and the change in Value Created during the year. For key managers, a portion of their incentive compensation is held in reserve by us. This portion is always at risk and may be paid out over three years. We believe that our Value Created system encourages managers to act like owners, rewards profitable growth and focuses attention on long-term loyalty and performance.

        We were incorporated in Delaware in 1993. Our principal office is located as 5775 Peachtree Dunwoody Road, Suite B-200, Atlanta, Georgia 30342 and our telephone number is (404) 250-3420. We maintain an internet site at www.beazer.com which contains information concerning us and our subsidiaries. The information contained on our internet site and those of our subsidiaries is not incorporated by reference in this prospectus and should not be considered a part of this prospectus.

RISK FACTORS

        In addition to the other information contained in, or incorporated by reference in, this prospectus, the following factors should be considered carefully before purchasing any of the shares of common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known or that we currently believe to be less significant may also adversely affect us.

        The homebuilding industry is cyclical and is significantly affected by macro-economic and other factors outside of our control such as consumer confidence, interest rates and employment levels.

        Because of the long-term financial commitment involved in purchasing a home, general economic uncertainties tend to result in more caution on the part of homebuyers and consequently fewer home purchases. While we believe the overall demand for new housing over time should remain stable, these uncertainties could periodically have an adverse affect on our operating performance and the market price of our securities.

        In addition, homebuilders are subject to various risks, many of which are outside the control of the homebuilder. These conditions include:

  •
  conditions of supply and demand in local markets;

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  weather conditions and natural disasters, such as hurricanes, earthquakes and wildfires;

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  delays in construction schedules;

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  cost overruns on land development and home construction;

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  changes in government regulations;

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  increases in real estate taxes and other local government fees;

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  changes in employment levels;

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  changes in consumer confidence and income; and

  •
  availability and cost of land, materials and labor.

        Although the principal raw materials used in the homebuilding industry generally are available from a variety of sources, such materials are subject to periodic price fluctuations. There can be no assurance that the occurrence of any of the foregoing will not have a material adverse effect on us.

        Our quarterly results may fluctuate, which could cause our stock price to fall.

        While we reported positive annual net income for each of the five fiscal years ending September 30, 2002, our quarterly results of operations have varied significantly and may continue to do so in the future as a result of a variety of both national and local factors, many of which are outside our control. These factors include:

  •
  the timing of home closings and land sales;

  •
  our ability to continue to acquire additional land or secure option contracts to acquire land on acceptable terms;

  •
  land development and construction delays;

  •
  seasonal home buying patterns;

  •
  delays in the opening of new active subdivisions by us or our competitors, or market acceptance of the products and services provided in those communities;

  •
  changes in our pricing policies or those of our competitors; and

  •
  other changes in operating expenses, personnel and general economic conditions.

        As a result, we believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful, and you should not rely on them as an indication of our future performance. In addition, our operating results in a future quarter or quarters may fall below expectations of securities analysts or investors and, as a result, the price of our common stock may fluctuate.

        We are dependent on the availability of mortgage financing for our customers.

        Virtually all purchasers of our homes finance their acquisitions through lenders providing mortgage financing. A substantial increase in mortgage interest rates would affect the ability of prospective first time and move-up homebuyers to obtain financing for our homes, as well as affect the ability of prospective move-up homebuyers to sell their current homes.

  The homebuilding industry is highly competitive and fragmented.

        The competition in the homebuilding industry is intense. Some of our competitors have substantially greater financial resources and lower costs of funds than we do. Many of these competitors also have longstanding relationships with subcontractors and suppliers in the markets in which we operate. We cannot assure you that we will be able to compete successfully in our markets against these competitors.

  The barriers to entry into our business are currently low.

        There are relatively low barriers to entry into our business. We do not own any technologies that preclude or inhibit competitors from entering our markets. Our competitors may independently develop land and construct housing units that are superior or substantially similar to our products. We currently build in several of the top markets in the nation and, therefore, we expect to continue to face additional competition from new entrants into our markets.

        The need for additional financing could impair our business and results of operations.

        The homebuilding industry is capital intensive and homebuilding requires significant up-front expenditures to acquire land and begin development. Accordingly, we incur substantial indebtedness to finance our homebuilding activities. Although we believe that internally generated funds and available borrowings under our revolving credit facility will be sufficient to fund our capital and other expenditures (including land purchases in connection with ordinary development activities), we cannot assure you that the amounts available from such sources will be sufficient. We may be required to seek additional capital in the form of equity or debt financing from a variety of potential sources, including additional bank financing and/or securities offerings. The amount and types of indebtedness which we may incur are limited by the terms of the indenture governing our 8 3/8% Senior Notes due 2012, our

8 5/8% Senior Notes due 2011, our 8 7/8% Senior Notes due 2008, and by the terms of our revolving credit facility and our term loan. In addition, the availability of borrowed funds, especially for land acquisition and construction financing, may be greatly reduced nationally, and the lending community may require increased amounts of equity to be invested in a project by borrowers in connection with both new loans and the extension of existing loans. If we are not successful in obtaining sufficient capital to fund our planned capital and other expenditures, new projects planned or begun may be significantly delayed or abandoned. Any such delay or abandonment could result in a reduction in sales and may adversely affect our future results of operations.

        Our level of indebtedness could adversely affect the financial health of the company and prevent us from fulfilling our obligations under our debt securities.

        We currently have a substantial amount of debt. In addition, subject to restrictions in the indentures governing our senior notes and our revolving credit facility and term loan, we may incur additional indebtedness. If new debt is added to our current debt levels, the related risks that we now face could intensify. Our ability to make payments of principal or interest on, or to refinance our indebtedness will depend on:

  •
  our future operating performance; and

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  our ability to enter into additional debt and/or equity financings.

        Both of these factors are subject, to a certain extent, to economic, financial, competitive and other factors beyond our control. If we are unable to generate sufficient cash flow in the future to service our debt, we may be required to refinance all or a portion of our existing debt or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained. The inability to obtain additional financing could have a material adverse effect on us. Our substantial indebtedness could have important consequences to the holders of securities, including:

  •
  we may be unable to satisfy our obligations under our existing or new debt agreements;

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  we may be more vulnerable to adverse general economic and industry conditions;

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  we may find it more difficult to fund future working capital for land purchases, acquisitions, general corporate purposes or other purposes;

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  we will have to dedicate a substantial portion of our cash resources to the payments on our indebtedness, thereby reducing the funds available for operations and future business opportunities;

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  we may be limited in our flexibility in planning for, or reacting to, changes in our business and industry in which we operate;

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  we may be exposed to fluctuations in the interest rate environment, because our credit facility is at a variable rate of interest which we may not be able to control through hedge arrangements; and

  •
  we may be placed at a disadvantage compared to our competitors who have less debt.

        Our indentures and our other debt instruments impose significant operating and financial restrictions which may limit our ability to operate our business.

        The indentures for our outstanding notes and our other debt instruments impose significant operating and financial restrictions on us. These restrictions will limit our ability to, among other things;

  •
  borrow money;

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  pay dividends or make distributions on, or purchase or redeem, our capital stock;

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  make investments and extend credit;

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  engage in transactions with our affiliates;

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  consummate certain asset sales;

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  consolidate or merge with another entity or sell, transfer, lease, or otherwise dispose of all or substantially all of our assets; and

  •
  create liens on our assets.

We cannot assure you that these covenants will not adversely affect our ability to finance our future operations or capital needs or to pursue available business opportunities.

        In addition, such indentures and our other debt instruments require us to maintain specified financial ratios and satisfy certain financial condition tests which may require that we take action to reduce our debt or act in a manner contrary to our business objectives in order to avoid an event of default. Events beyond our control, including changes in general economic and business conditions, may affect our ability to meet those financial ratios and financial condition tests. We cannot assure you that we will meet those tests or that any failure to meet those tests will be waived. A breach of any of these covenants or our inability to maintain the required financial ratios could result in a default under the related indebtedness. If a default occurs, some or all of our outstanding debt, together with accrued interest and other fees, could be declared immediately due and payable.

        If we do not successfully integrate the operations of businesses we acquire, we may not realize the benefits we expect from our acquisitions.

        In April 2002, we acquired the operations of Crossmann Communities, Inc. and intend to acquire other operations as the opportunity is presented in the future. The integration of acquired operations into our operations, including the operations of Crossmann, will involve a number of risks. The integration of acquired operations will require, among other things, coordination of management, administrative and other functions. The integration process could also disrupt the activities of our respective businesses. If we are not able to effectively integrate our operations and personnel with Crossmann's or other acquired businesses' in a timely and efficient manner, we may not realize the benefits expected from the acquisition. In addition, if the integration is not successful:

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  our costs may be higher relative to our revenue than they were before the acquisition;

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  key personnel may be lost;

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  we may not be able to retain or expand our market position in Crossmann's markets or other acquired markets; or

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  the market price of our securities may decline.

        The operations of Crossmann represent approximately 30% of the operations of the combined company based on revenue, and a failure to integrate the operations successfully could have a material adverse effect on the combined company.

        Failure to implement our business strategy could adversely affect our operations.

        Our financial position and results of operations depend on our ability to execute our business strategy. Our ability to execute our business strategy depends on our ability:

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  to continue to improve profitability;

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  to identify and acquire attractive parcels of land on which to build our homes;

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  to expand our market share in regions where we are not currently a top five builder;

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  to identify, acquire and successfully integrate new business acquisitions; and

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  to attract and retain skilled employees.

Our failure or inability to execute our business strategy could materially adversely affect our financial position, liquidity and results of operations.

        Our business would be adversely affected if future, more onerous government regulations were enacted.

        Our competitors and we are subject to local, state and federal statutes and rules regulating, among other things:

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  certain developmental matters;

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  building and site design;

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  matters concerning the protection of health and the environment; and

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  mortgage origination procedures.

These regulations vary greatly by community and consist of items such as:

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  impact fees, some of which may be substantial, which may be imposed to defray the cost of providing certain governmental services and improvements;

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  "no growth" or "slow growth" initiatives, which may be adopted in communities which have developed rapidly;

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  building permit allocation ordinances;

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  building moratoriums; or

  •
  similar governmental regulations that could be imposed in the future.

        Changes in existing laws or regulations, or in their interpretation, or the adoption of any additional laws or regulations, could have a material adverse effect on our business.

  We are subject to environmental regulations.

        We are subject to a variety of local, state and federal statutes, ordinances, rules and regulations concerning the protection of health and the environment. The particular environmental laws which apply to any given community vary greatly according to the community site, the site's environmental conditions and present and former use of the site. Environmental laws may result in delays, may cause us to incur substantial compliance and other costs and may prohibit or severely restrict development in certain environmentally sensitive regions or areas. In addition, environmental regulations can have an adverse impact on the availability and price of certain raw materials, such as lumber. Our projects in California are especially susceptible to restrictive government regulations and environmental laws.

        If we are unable to retain skilled personnel, our business could be adversely affected.

        Our future success depends upon our ability to attract, train, assimilate and retain skilled personnel and subcontractors. Competition for qualified personnel and subcontractors in all of our operating markets is intense. A significant increase in the number of our active communities would necessitate the hiring of a significant number of additional construction managers and subcontractors, each of which is in short supply in our markets. We cannot assure you that we will be able to retain our key employees or that we can attract, train, assimilate or retain other skilled personnel in the future.

        The occurrence of natural disasters and availability of homeowners' insurance could adversely impact our business.

        The climates and geology of many of the states in which we operate, including California, Florida, Georgia, South Carolina, North Carolina, Tennessee, Kentucky and Texas, present increased risk of natural disasters. To the extent that hurricanes, severe storms, earthquakes, droughts, floods, wildfires, or other natural disasters or similar events occur, the homebuilding industry in general, and our business in particular, in such states may be adversely affected.

        We acquire land with the use of option contracts with specific performance obligations.

        We acquire certain lots by means of option contracts, some of which have specific performance obligations. Under such contracts, we generally are required to purchase specific numbers of lots on fixed dates pursuant to a contractually established schedule. If we fail to purchase the required number of lots on the date fixed for purchase pursuant to such contracts, the party granting the option to us generally has the right either to terminate the option granted pursuant to the option contract in its entirety or to require us to purchase such lots, notwithstanding a general decline in real estate values.

        Anti-takeover provisions in our organizational documents and Delaware law make any change in the control of our company more difficult.

        Our organizational documents allow us to issue preferred stock with rights senior to those of our common stock without any further vote or action by our stockholders. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of our common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. In some circumstances, the issuance of preferred stock could have the effect of decreasing the market price of our common stock. We are also subject to provisions of the Delaware corporation law that, in general, prohibit any business combination with a beneficial owner of 15% or more of our common stock for five years unless the holder's acquisition of our stock was approved in advance by our board of directors. Further, we have adopted a stockholder rights plan which is designed to prevent, or make more expensive, a hostile takeover of Beazer. Under our plan, once an acquirer acquires more than 20% of our common stock, rights to purchase shares of preferred stock become exercisable by all stockholders other than the acquirer, diluting substantially the value of the stock previously purchased by the acquiror.

USE OF PROCEEDS

        If shares are resold by the selling stockholders, Beazer will receive no proceeds from such sale. The shares will be offered for the respective accounts of the selling stockholders.

SELLING STOCKHOLDERS

        The shares that may be offered from time to time pursuant to this prospectus have been or will be acquired by the selling stockholders from time to time upon payment of awards granted under the Amended and Restated 1999 Stock Incentive Plan and the Amended and Restated 1994 Stock Incentive Plan (the "Plans").

        The following table sets forth (i) the name of each selling stockholder; (ii) the position, office, or other material relationship between Beazer and each selling stockholder; (iii) the amount of common stock owned by the selling stockholder prior to the offering as of October 15, 2002, including shares each selling stockholder may acquire pursuant to the exercise of previously granted options under the Plans which have vested or may vest within 60 days of October 15, 2002; (iv) the amount of common stock that may be offered by the selling stockholder; and (v) the amount of common stock to be held by each selling stockholder subsequent to the offering.

			Common Stock that would be Owned Subsequent to the Offering(2)
	Number of Shares Beneficially Owned(1)
Name and Position with Company		Shares that may be Offered(1)
			Number	Percent
Brian C. Beazer Non-Executive Chairman of the Board and Director	63,981	90,348	20,000	*
Ian J. McCarthy President, Chief Executive Officer and Director	298,602	516,337	1,921	*
David S. Weiss Executive Vice President, Chief Financial Officer and Director	106,971	160,646	1,223	*
Mike Furlow Executive Vice President and Chief Operating Officer	44,060	151,936	952	*
James O'Leary Executive Vice President, Corporate Development	7,000	10,500	0	*
John Skelton Senior Vice President, Financial Planning	51,603	66,039	1,422	*
Lowell Ball Senior Vice President and General Counsel	35	1,974	35	*
Michael T. Rand Senior Vice President, Corporate Controller	6,065	18,369	409	*
Jerry Gates Regional President, Southern California Division	3,377	2,857	520	*
Don Knutson Regional President, Mid-Atlantic Region	21,547	2,857	18,690	*
Eddie Phillips Regional President, Phillips Builders	49,001	1,905	47,096	*
Marty Shaffer Regional President, Florida Region	2,857	2,857	0	*

Joseph Thompson Regional President, Arizona Division	25,200	2,857	22,343	*
Scott Thorson Regional President, South Atlantic Region	13,213	2,857	10,356	*
Tony Tonso Regional President, Northern California Division	18,848	2,857	15,991	*
Kent Lay Senior Division President, Nevada Division	2,250	1,905	345	*
Peter Simons Senior Division President, Colorado Division	47,658	2,857	44,801	*
Kurt Watzek Senior Division President, Houston Division	7,955	1,905	6,050	*
Ned Mundell Director	9,000	12,705	3,000	*
Larry Solari Director	7,500	12,705	1,500	*
Tom Howard Director	16,500	23,281	500	*

*
Less than 1%

(1)
Certain shares listed as shares beneficially owned are currently represented by options to purchase common stock granted under the Plans which have vested or will vest within sixty 60 days or shares of common stock subject to restrictions on transfer and risk of forfeiture under the Plans. This column does not include unvested options and phantom stock units (none of which will vest in the next sixty 60 days). Such additional shares are included as shares that may be offered under the Plans by selling stockholders who are "affiliates" of Beazer for purposes of Rule 144 under the Securities Act of 1933, as amended, as follows: Mr. Beazer—46,367 shares, Mr. McCarthy—219,656 shares, Mr. Weiss—54,898 shares, Mr. Furlow—108,828, Mr. O'Leary—3,500 shares, Mr. Skelton—15,858 shares, Mr. Ball—1,974 shares, Mr. Rand—12,713 shares, Mr. Mundell—6,705 shares, Mr. Solari—6,705 shares, and Mr. Howard—7,281 shares. The shares listed as shares that may be offered by selling stockholders who are not "affiliates" of Beazer constitute shares of restricted stock that were issued pursuant to a private placement under one or both of the Plans within the two years prior to the date of this prospectus.

(2)
For purposes of this column, we have assumed the sale of all shares of restricted common stock listed for each selling stockholder pursuant to the Plans and, with respect to selling stockholders who are "affiliates" of the Beazer, all such restricted common stock, shares of common stock that may be issued upon vesting of phantom stock units and shares of common stock issued or issuable under options granted under the Plans, including phantom stock units and options that have not yet vested.

        We may amend or supplement this prospectus from time to time in the future to update or change this list of selling stockholders and shares which may be offered for sale under this prospectus.

PLAN OF DISTRIBUTION

        Beazer has been advised by the selling stockholders that they intend to sell all or a portion of the Shares offered hereby from time to time in ordinary brokers transactions on the New York Stock Exchange at the prices prevailing at the time of such sale. The selling stockholders may also make private sales directly or through a broker or brokers. The selling stockholders will be responsible for payment of any and all commissions to brokers, which will be negotiated on an individual basis. Beazer will pay all expenses incident to the sale of the common stock to the public other than brokerage commissions and other expenses incurred by individual selling stockholders, which will be paid by the selling stockholders. In connection with any sale, the selling stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act.

        There is no assurance that any of the selling stockholders will sell any or all of the shares of common stock offered by them.

LEGAL MATTERS

        Paul, Hastings, Janofsky & Walker LLP, counsel to Beazer, has rendered an opinion to Beazer that the common stock offered hereby is or will be duly and validly issued, fully paid and non-assessable.

EXPERTS

        The consolidated financial statements incorporated in this prospectus and Registration Statement by reference from Beazer's Annual Report on Form 10-K for the year ended September 30, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The consolidated financial statements incorporated in this prospectus and Registration Statement by reference from Crossmann's Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE TO FIND MORE INFORMATION ABOUT BEAZER

        Beazer is subject to the informational requirements of the Exchange Act and files reports, proxy statements and other information with the SEC. Reports, proxy statements, and other information filed by Beazer with the SEC may be inspected and copied at the SEC's public reference facilities at Room 1024, Judiciary Plaza, 450 Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room and for other public reference room locations. Our SEC filings are also available to the public from the SEC's web site at http:\\www.sec.gov. In addition, our common stock is listed on the New York Stock Exchange and reports, proxy statements and other information concerning us may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        This prospectus contains information concerning Beazer and the sale of the common stock by the selling stockholders, but does not contain all the information set forth in the Registration Statement on Form S-8/S-3 which we have filed with the SEC under the Securities Act. Statements made in this prospectus as to the contents of any referenced contract, agreement or document are not necessarily complete, and any such statement shall be deemed qualified in its entirety by reference thereto. The Registration Statement, including various exhibits, may be obtained upon payment of the fee prescribed by the SEC, or may be examined without charge at the SEC's office in Washington, D.C.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. This information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supercede this information. The following documents previously filed with the SEC are incorporated herein by reference:

  (a)
  Beazer's Annual Report on Form 10-K for the fiscal year ended September 30, 2001;

  (b)
  Beazer's Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2001, March 31, 2002 and June 30, 2002;

  (c)
  Beazer's current report on Form 8-K filed on February 1, 2002;

  (d)
  Beazer's current report on Form 8-K filed on March 12, 2002;

  (e)
  Beazer's current report on Form 8-K filed on April 4, 2002;

  (f)
  Beazer's current report on Form 8-K filed on April 4, 2002;

  (g)
  Beazer's current report on Form 8-K filed on April 10, 2002;

  (h)
  Beazer's current report on Form 8-K filed on April 15, 2002;

  (i)
  Beazer's current report on Form 8-K filed on May 2, 2002, as amended by Beazer's current report on Form 8-K filed on July 2, 2002;

  (j)
  Beazer's current report on Form 8-K filed on July 18, 2002;

  (k)
  Beazer's current report on Form 8-K filed on July 25, 2002;

  (l)
  Beazer's current report on Form 8-K filed on July 29, 2002;

  (m)
  Beazer's current report on Form 8-K filed on August 7, 2002;

  (n)
  Beazer's current report on Form 8-K filed on August 8, 2002;

  (o)
  Beazer's current report on Form 8-K filed on September 5, 2002;

  (p)
  Beazer's current report on Form 8-K filed on September 13, 2002;

  (q)
  Beazer's current report on Form 8-K filed on November 6, 2002; and

  (r)
  the description of Beazer's common stock as set forth in the Registration Statement filed with the SEC on Form 8-A filed under Section 12 of the Exchange Act, including any amendments or reports thereto filed with the SEC for the purpose of updating such description.

In addition to the foregoing, all documents and any amendments thereto subsequently filed by Beazer pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part of this prospectus from the date of filing of such documents.

        Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated by reference, modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

        The following documents are incorporated herein by reference:

        (a)  The Registrant's annual report on Form 10-K for the fiscal year ended September 30, 2001 filed pursuant to the Exchange Act;

        (b)  The Registrant's quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2001, March 31, 2002 and June 30, 2002 filed pursuant to the Exchange Act;

        (c)  The Registrant's current report on Form 8-K filed on February 1, 2002 filed pursuant to the Exchange Act;

        (d)  The Registrant's current report on Form 8-K filed on March 12, 2002 filed pursuant to the Exchange Act;

        (e)  The Registrant's current report on Form 8-K filed on April 4, 2002 filed pursuant to the Exchange Act;

        (f)    The Registrant's current report on Form 8-K filed on April 4, 2002 filed pursuant to the Exchange Act;

        (g)  The Registrant's current report on Form 8-K filed on April 10, 2002 filed pursuant to the Exchange Act;

        (h)  The Registrant's current report on Form 8-K filed on April 15, 2002 filed pursuant to the Exchange Act;

        (i)    The Registrant's current report on Form 8-K filed on May 2, 2002, as amended by the Registrant's current report on Form 8-K filed on July 2, 2002, filed pursuant to the Exchange Act;

        (j)    The Registrant's current report on Form 8-K filed on July 18, 2002 filed pursuant to the Exchange Act;

        (k)  The Registrant's current report on Form 8-K filed on July 25, 2002 filed pursuant to the Exchange Act;

        (l)    The Registrant's current report on Form 8-K filed on July 29, 2002 filed pursuant to the Exchange Act;

        (m)  The Registrant's current report on Form 8-K filed on August 7, 2002 filed pursuant to the Exchange Act;

        (n)  The Registrant's current report on Form 8-K filed on August 8, 2002 filed pursuant to the Exchange Act;

        (o)  The Registrant's current report on Form 8-K filed on September 5, 2002 filed pursuant to the Exchange Act;

        (p)  The Registrant's current report on Form 8-K filed on September 13, 2002 filed pursuant to the Exchange Act;

        (q)  The Registrant's current report on Form 8-K filed on November 6, 2002 filed pursuant to the Exchange Act; and

        (r)  The description of the Registrant's common stock as set forth in the Registration Statement filed with the SEC on Form 8-A filed under Section 12 of the Exchange Act, including any amendments or reports thereto filed with the SEC for the purpose of updating such description.

        All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

        Not applicable.

Item 5. Interests of Named Experts and Counsel

        Not applicable.

Item 6. Indemnification of Directors and Officers

        Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification by a corporation incorporated in the State of Delaware of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. The By-laws of the Registrant provide for indemnification of its officers and directors to the full extent authorized by such section.

        Section 145(g) of the General Corporation Law of the State of Delaware authorizes a corporation incorporated in the State of Delaware to provide liability insurance for directors and officers for certain losses arising from claims or charges made against them while acting in their capacity as directors or officers of the corporation. The Registrant maintains a directors and officers insurance policy in the aggregate amount of $10,000,000 which insures the directors and officers of the Registrant against losses arising from certain claims for any wrongful act (as defined in the policy) by the directors or officers in their respective capacities as such, or to the extent that the Registrant has indemnified such directors or officers, insures the Registrant against such losses. The policy does not cover losses in connection with claims relating to the purchase, sale, offer or solicitation of an offer to purchase or sell any securities or any violation of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and excludes certain other losses.

Item 7. Exemption from Registration Claimed

        The issuance of certain of the shares being offered pursuant to the Form S-3 prospectus included herein have previously been issued pursuant to the Plans registered hereby and were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationship with the Registrant, to information about the Registrant.

Item 8. Exhibits

        The exhibits filed as part of this Registration Statement are as follows:

Exhibit Number	Description of Exhibit
4.1	Beazer Homes USA, Inc. Amended and Restated 1994 Stock Incentive Plan (incorporated herein by reference to the exhibits to the Registrant's report on Form 10-Q for the fiscal quarter ended December 31, 2000).
4.2	Beazer Homes USA, Inc. Amended and Restated 1999 Stock Incentive Plan.
5	Opinion of Paul, Hastings, Janofsky & Walker LLP as to the legality of the Common Stock registered hereunder.
23.1	Consent of Deloitte & Touche LLP, Independent Auditors, relating to the use of their report contained in Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2001.
23.2	Consent of Deloitte & Touche LLP, Independent Auditors, relating to the use of their report contained in the Crossmann Communities Inc. Annual Report on Form 10-K for the year ended December 31, 2001.
23.3
Consent of Paul, Hastings, Janofsky & Walker LLP to the filing and use of their opinion relating to the legality of the securities. Such consent is contained in their opinion filed as Exhibit 5 to this Registration Statement.
24
Power of Attorney authorizing David S. Weiss and Ian J. McCarthy to sign amendments to this Registration Statement on behalf of officers and directors of the Registrant (contained on signature page of Registration Statement).

Item 9. Undertakings

        (a)  The undersigned registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)  That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions pursuant to which the directors, officers or controlling persons may be indemnified by the registrant or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 12th day of November, 2002.

BEAZER HOMES USA, INC.
By:	/s/ DAVID S. WEISS David S. Weiss Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David S. Weiss and Ian J. McCarthy, jointly and severally, his or her attorneys-in-fact, each with power of substitution for him or her in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ BRIAN C. BEAZER Brian C. Beazer	Director and Non-Executive Chairman of the Board	November 12, 2002
/s/ IAN J. MCCARTHY Ian J. McCarthy	Director, President and Chief Executive Officer (Principal Executive Officer)	November 12, 2002
/s/ DAVID S. WEISS David S. Weiss	Director, Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 12, 2002
/s/ LAURENT ALPERT Laurent Alpert	Director	November 12, 2002
/s/ THOMAS B. HOWARD, JR. Thomas B. Howard, Jr.	Director	November 12, 2002
/s/ D. E. MUNDELL D. E. Mundell	Director	November 12, 2002
/s/ MAUREEN E. O'CONNELL Maureen E. O'Connell	Director	November 12, 2002

S-1

/s/ LARRY T. SOLARI Larry T. Solari	Director	November 12, 2002
/s/ MICHAEL T. RAND Michael T. Rand	Senior Vice President and Controller (Principal Accounting Officer)	November 12, 2002

S-2

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Beazer Homes USA, Inc. Amended and Restated 1994 Stock Incentive Plan (incorporated herein by reference to the exhibits to the Registrant's report on Form 10-Q for the fiscal quarter ended December 31, 2000).
4.2	Beazer Homes USA, Inc. Amended and Restated 1999 Stock Incentive Plan.
5	Opinion of Paul, Hastings, Janofsky & Walker LLP as to the legality of the Common Stock registered hereunder.
23.1	Consent of Deloitte & Touche LLP, Independent Auditors, relating to the use of their report contained in Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2001.
23.2	Consent of Deloitte & Touche LLP, Independent Auditors, relating to the use of their report contained in the Crossmann Communities Inc. Annual Report on Form 10-K for the year ended December 31, 2001.
23.3
Consent of Paul, Hastings, Janofsky & Walker LLP to the filing and use of their opinion relating to the legality of the securities. Such consent is contained in their opinion filed as Exhibit 5 to this Registration Statement.
24
Power of Attorney authorizing David S. Weiss and Ian J. McCarthy to sign amendments to this Registration Statement on behalf of officers and directors of the Registrant (contained on signature page of Registration Statement).

QuickLinks

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
TABLE OF CONTENTS
FORWARD-LOOKING INFORMATION
THE COMPANY
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE TO FIND MORE INFORMATION ABOUT BEAZER
INCORPORATION OF DOCUMENTS BY REFERENCE
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX